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SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of
The Securities Exchange Act of 1934

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CONDOR TECHNOLOGY SOLUTIONS, INC. (Name of Registrant as Specified In Its Charter)
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Condor Technology Solutions, Inc.

2745 Hartland Road
Falls Church, Virginia 22043-3529

December    , 2002

Dear Stockholders:

        The attached Information Statement is being furnished to the stockholders of Condor Technology Solutions, Inc. (the "Company"), in connection with the adoption of a plan of complete liquidation and dissolution of the Company (the "Plan of Liquidation"). In October 2002, the Board of Directors and the holders of a majority of the outstanding shares of the Company's Common Stock entitled to vote approved the adoption of the Plan of Liquidation.

        The attached Information Statement is being provided to you for your information pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended. The Information Statement contains a detailed description of the Plan of Liquidation. The Information Statement also constitutes the notice to the Company's stockholders of taking of a corporate action by written consent of the stockholders, as required by Section 228(e) of the Delaware General Corporation Law. I encourage you to read the Information Statement and the Plan of Liquidation in its entirety. A copy of the Plan of Liquidation is attached as Exhibit A to the Information Statement.

        One of the Company's two large contracts expired in January 2002. With the second contract scheduled to expire in April 2004 and with the debt service requirements increasing by approximately $2.3 million per year beginning April 2003, it has become clear to management that the Company would need to win at least two new large contracts to survive. It won one such contract in December of 2001 but had not won any other significant contracts so far in 2002 and had no new opportunities on the horizon. Further, funding for the one contract won was very disappointing for 2002. As a result of these and other factors described in the Information Statement, management and the Board of Directors believe liquidation and dissolution of the Company is in the best interests of the Company, its creditors and its stockholders. Due to the size of the Company's debt obligations, we currently do not believe that shares of the Company's Common Stock will have any prospect of any distributions of any nature as a result of a complete liquidation of the Company.

        Since the Company already received the requisite written consents from holders of a majority of the Company's outstanding shares of Common Stock for the adoption of the Plan of Liquidation, you are not being requested to send proxies to vote your shares with respect to the Plan of Liquidation. No proxy card has been provided for stockholders and no meeting of stockholders will be held to consider approval of the Plan of Liquidation.

                      Very truly yours,

                      J. L. Huitt, Jr.
                      President and Chief Executive Officer

CONDOR TECHNOLOGY SOLUTIONS, INC.

2745 Hartland Road
Falls Church, Virginia 22043-3529

INFORMATION STATEMENT

        This Information Statement is being furnished to the holders of the outstanding shares of Common Stock, par value $.01 per share (the "Common Stock"), of Condor Technology Solutions, Inc., a Delaware corporation (the "Company," "we" or "our") as of November 27, 2002 in connection with the adoption of a Plan of Complete Liquidation and Dissolution of the Company (the "Plan of Liquidation"). In October 2002, certain stockholders and creditors of the Company, who hold in the aggregate approximately 59% of the total outstanding shares executed written consents approving the Plan of Liquidation. The description of the Plan of Liquidation set forth in this Information Statement does not purport to be complete and is qualified in its entirety by the provisions of the Plan of Liquidation, a copy of which is attached hereto as Exhibit A to this Information Statement.

        This Information Statement is first being mailed to stockholders on or about [                    ], 2002. Only stockholders of record at 5:00 p.m. EDT on November 27, 2002 will be entitled to receive this Information Statement.

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

        THE PLAN OF LIQUIDATION IS CONDITIONED UPON, AMONG OTHER THINGS, THE IMPLEMENTATION OF THE PLAN AND VARIOUS OTHER FACTORS AND CONSIDERATIONS, AND NO ASSURANCE CAN BE GIVEN THAT IT WILL BE FULLY IMPLEMENTED. NOTWITHSTANDING AUTHORIZATION OF OR CONSENT TO THE PLAN OF LIQUIDATION, AND THE TRANSACTIONS CONTEMPLATED THEREBY BY THE STOCKHOLDERS, THE BOARD OF DIRECTORS MAY, TO THE EXTENT PERMITTED BY THE DELAWARE GENERAL CORPORATION LAW, MODIFY, AMEND OR ABANDON THE PLAN OF LIQUIDATION AND THE TRANSACTIONS CONTEMPLATED THEREBY WITHOUT FURTHER ACTION BY THE STOCKHOLDERS. SEE "SUMMARY OF THE PLAN OF LIQUIDATION."

        DUE TO THE SIZE OF THE COMPANY'S DEBT OBLIGATIONS, SHARES OF COMMON STOCK OF THE COMPANY HAVE NO PROSPECT OF ANY DISTRIBUTIONS OF ANY NATURE.

        THE PLAN OF LIQUIDATION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE PLAN OF LIQUIDATION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

FORWARD-LOOKING STATEMENTS

        This Proxy Statement contains forward-looking statements with respect to our plans and objectives, potential sale of the Company's assets, distributions resulting from the sale of our assets, general economic conditions and other matters. Those statements include statements regarding our intent, belief, or current expectations, as well as the assumptions on which such statements are based. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to us that could cause the results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of the Company to consummate the sale of its assets and going businesses and the maintenance of continuing operations of the Company until such sales, if any, (ii) the implementation of the Plan of Liquidation, (iii) the fees and expenses associated with implementation of the Plan of Liquidation, and (iv) the market value of our remaining assets.

SUMMARY SHEET

        The following is a brief summary of the material terms of the Plan of Liquidation. This summary highlights selected information in this Information Statement and may not contain all of the information that may be important to you. You should carefully read this Information Statement in its entirety and the other documents referenced herein for a more complete understanding of the matters described herein.

Condor Technology Solutions, Inc.
We are currently traded over-the-counter under the symbol "CTSI." Our executive and administrative offices are located at 2745 Hartland Road, Falls Church, Virginia 22043, and our telephone number is (703) 698-7711.
The Stockholder Consent
STOCKHOLDER VOTES WILL NOT BE SOLICITED. Certain of the Company's bank lenders (the "Lender Group") and Marbury Manor LLC, who hold in the aggregate approximately 59% of the total outstanding shares consented in writing to the adoption of the Plan of Liquidation. Therefore, no vote of any other stockholder is necessary and stockholder votes are not being solicited. (See "The Stockholder Consent")
Approval of the Board of Directors
Our Board of Directors, upon determining that its adoption is fair and in the best interests of the Company, its creditors and its stockholders, has unanimously approved the Plan of Liquidation and recommended it to certain stockholders and the Lender Group.
Management and Principal Stockholder Ownership
As of August 14, 2002, certain members of the Lender Group and Marbury Manor, LLC owned beneficially, in the aggregate, 15,810,825 shares of our outstanding Common Stock, representing approximately 59% of our outstanding shares. Effective October 31, 2002, the holders of these shares approved the Plan of Liquidation. (See, "Principal Stockholders")
Appraisal Rights for Plan of Liquidation	Appraisal rights are not available to stockholders in connection with the Plan of Liquidation under either the Delaware laws or the Company's Certificate of Incorporation.
Material Federal Income Tax Consequences
Immediately prior to the liquidation, the Company expects to have remaining liabilities of approximately $20 million after distributing all of its assets. These liabilities will be cancelled in the liquidation, and as a result the Company will realize cancellation of indebtedness income of approximately $20 million. Because the Company will be insolvent at that time by the amount of the remaining liabilities, the Company will not recognize any cancellation of indebtedness income for federal income tax purposes. The Company's shareholders should be entitled to a worthless stock deduction upon cancellation of their stock in the liquidation. See "Material Federal Income Tax Consequences of the Liquidation."

Reasons for the Plan of Liquidation
In arriving at the determination that the Plan of Liquidation is fair to, and in the best interests of, the Company, our creditors and our stockholders, the Board of Directors considered a number of factors, including, without limitation, the following:
	•	the inability of the Company to win large contracts representing future sources of revenue and income;
	•	the decline in revenue attributable to reaction to terrorist attacks in September 2001 and to the recession of late 2001 and early 2002;
	•	the likely inability to raise significant additional capital;
	•	the current financial position of the Company, including its limited cash and asset positions and its liabilities balance;
	•	the increasing difficulty of retaining key managers and attracting new talent given the financial burdens of the Company;
	•	the terms of the Plan of Liquidation;
•
the scheduled increase in debt service of $2,300,000 per annum beginning April 2003 pursuant to the Company's agreement with its Lender Group, and management's belief that it will not have sufficient earnings to service the debt;
	•	the cost to us and the time required to continue to develop and improve the assets given a competitive market;
	•	the alternatives available to us and the positive and negative considerations of selling certain of the assets of the Company;
	•	the inability of the Company to attract a firm bid for all of its assets or stock; and
	•	the cost of us continuing to operate as a publicly reporting company.
Assets Sold and to be Sold under the Plan of Liquidation
All of the assets and going business of the two divisions of the Company, specifically the Infrastructure Services Division and the Enterprise Resource Software Reseller Division, which include the assets of the Company's wholly-owned subsidiaries Computer Hardware Maintenance Company and Titan Technology Group, LLC, their contracts, outstanding proposals, accounts receivable, leased properties in Langhorne, Pennsylvania and Edison, New Jersey, and all other assets, records, data, rights and benefits associated with the Infrastructure Services Division and the Enterprise Resource Software Reseller Division (the "Divisions"). The Enterprise Resource Software Reseller Division was sold to Answerthink, Inc. on November 30, 2002.

Activities Following the Plan of Liquidation
Following the implementation of the Plan of Liquidation, including the sale of substantially all of its assets, the Company will have no remaining businesses and will file a certificate of dissolution in the state of its incorporation, Delaware. Due to the size of the Company's debt obligations, shares of Common Stock of the Company have no prospect of any distribution of any kind as a result of the liquidation.
Plan of Liquidation	The Plan of Liquidation is attached to this Information Statement as Exhibit A. We encourage you to read the Plan of Liquidation in its entirety.
Modification or Abandonment of the Plan of Liquidation
The Plan of Liquidation provides that notwithstanding authorization or consent to the proposed dissolution by the stockholders, the Board of Directors may, to the extent permitted by the Delaware General Corporation Law, abandon such proposed dissolution without further action by the stockholders.

        This summary may not contain all of the information that may be important to you. You should read carefully the Plan of Liquidation and the other documents referred to for a complete understanding of the Plan of Liquidation. In particular, you should read the documents attached to this Information Statement, including the Plan of Liquidation, which is attached as Exhibit A, and the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2002, which is attached as Exhibit B.

THE STOCKHOLDER CONSENT

        On October 7, 2002, the Board of Directors of the Company unanimously approved the Plan of Liquidation, subject to approval of a majority of the stockholders of the Company. Certain of the Company's bank lenders including, Wachovia Bank, National Association and Citizens Financial Group, Inc. and Marbury Manor, LLC, who hold in the aggregate approximately 59% of the Company's outstanding shares of Common Stock entitled to vote executed written consents under Section 228 of the Delaware General Corporation Law (DGCL) approving the Plan of Liquidation. Accordingly, no vote of any other stockholder is necessary and stockholder votes on this matter are not being solicited.

        November 27, 2002, has been fixed as the record date for the determination of our stockholders entitled to receive this Information Statement. As of the close of business on the record date, there were 26,944,424 shares of our Common Stock outstanding, held by approximately 408 holders of record.

        You are being provided with this Information Statement pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended, and Regulation 14C and Schedule 14C thereunder. This Information Statement is being mailed to the stockholders on or about [                    ], 2002.

INFORMATION ABOUT THE COMPANY

  Introduction

        The Company was founded in August 1996. The Company provides technology services and products to assist commercial and state government clients more effectively manage their information and information technology environments. Those services include help desk services, hardware procurement, and technology services. The Company's market is characterized by (1) the need to provide live customer and employee support for technology issues and specific informational issues; and (2) the need to maintain healthy client-server information systems capable of supporting the operational requirements of a wide variety of employees, from senior management to hourly employees. The majority of the Company's clients are companies in the finance/insurance, healthcare, manufacturing and information technology industries and state governments.

        The Company has one operating unit, the Infrastructure Services Division, which delivers hardware procurement, technical services and commercial help desk services to commercial and state government customers.

        The Company markets its services in two categories. Each of these services may be delivered independently or as a component of a larger information management solution.

          Infrastructure Support. The Company offers a wide variety of product procurement and technical services designed to span the technology lifecycle, from product consulting and procurement to redeployment and end of life services. Additional services include network design, implementation and support, systems integration, business process performance management and network storage solutions.

          Help Desk. The Company's help desk solutions provide technical and information-based support. Included in the offering is technology-based sales force automation, fulfillment support and customer service.

  Sales and Marketing

        Sales leads are generated through client referrals, the Company's Internet site and associated links, responses to requests for proposals, industry seminars, tradeshows and direct marketing campaigns that combine traditional direct marketing with digital methods.

  Clients and Alliance Partners

        The Company's clients include a broad array of middle market commercial and public sector users of information technology (IT) services and products. The Company has established relationships with alliance partners that involve joint marketing, software distribution and the provision of services on a subcontractor basis.

        For the first nine months ended September 30, 2002, the Company had revenue of approximately $19.3 million. Prior to August 15, 2002, one of the Company's major clients was the U.S. Department of Veterans Affairs. This and certain other Federal government contracts were among the assets sold by the Company to CACI International Inc on August 15, 2002. As a result of that transaction, for the nine month period ended September 30, 2002, the Company had income from discontinued operations of $3.1 million.

  Competition

        The market for the Company's services is highly competitive. The Company's competitors vary in size and in the scope of the products and services that they offer. Primary competitors generally include consulting and systems integrators, service groups of computer equipment companies and other information technology service providers. The Company believes that the principal competitive factors in the information technology service industries include quality of service, availability of qualified technical personnel, responsiveness to client requirements and needs, price, ability to deliver on large multi-year contracts, breadth of product and service offerings, timely completion of projects, adherence to industry technical standards, capital resources and general market reputation.

  Employees

        As of December 6, 2002, the Company had approximately 124 employees, none of whom is represented by a collective bargaining agreement. The Company also engages consultants as independent contractors from time to time. The Company considers its relations with its employees to be good. The Company is dependent upon its ability to attract, hire and retain technical and communications personnel who possess the skills and experience necessary to meet the Company's personnel needs. Management believes that competition for individuals with proven technical skills has moderated over the past two years.

  Background

        The Company acquired, in separate mergers, seven information technology service providers and a marketing communications firm (the "Founding Companies") in February 1998 concurrent with the closing of the Company's initial public offering of shares of its Common Stock, $.01 par value per share (the "Common Stock"). Since its initial public offering in 1998, the Company has made seven additional acquisitions. The Founding Companies, along with the additional acquired companies are referred to herein as "Operating Companies."

        The assets and going businesses of U.S. Communications, Inc. and Corporate Access, Inc., two of the Founding Companies, were sold to separate buyers in October 1999, and Management Support Technology Corp., another Founding Company, was shut down and its remaining personnel transferred to other subsidiaries by the end of 1999. The assets and going business of Interactive Software Systems Incorporated, a Founding Company, were sold in June 2000. The Company sold its membership interest in Dimensional Systems LLC in October 2000. In the fourth quarter of 2000, the Company shut down the operations of MIS Technologies, Inc. In August 2001, the Company sold the assets and going business of Global Core Strategies Acquisition, Inc. representing the consulting portion of the Enterprise Performance Solutions Division of the Company. The proceeds of these sales were used substantially to pay down the Company's senior debt obligations owed to the Lender Group.

        Effective April 1, 2001, the Company and the Lender Group reached agreement in principle to a restructuring of the Company's credit facility (the "Credit Agreement"). The Company and the Lender Group finalized this Credit Agreement on August 24, 2001. Under the Credit Agreement, the restructuring included a four-year Credit Agreement, consisting of four promissory notes. Note A is a $15 million note bearing interest at the Prime rate plus 0.5%. Quarterly principal payments of $250,000 began on September 30, 2001, increased to $400,000 per quarter on March 31, 2002 and will increase to $525,000 per quarter on March 31, 2003 with a balloon payment on March 31, 2005. In addition, Note A allows for amortization payments made by the Company to be available as a revolving Credit Agreement up to $500,000. Note B is a $12 million note which is interest free until February 28, 2003 at which time interest will accrue at a rate of 15% with the first interest payment due on April 1, 2003. A balloon payment of $12 million is due on Note B on March 31, 2005. Note C represents a continuation of a $5 million letter of credit for trade suppliers, which expires March 31, 2005. Note D represented the remaining principal balance plus accrued interest through April 1, 2001 under the previous Credit Agreement, or approximately $12.1 million, as a note due January 2, 2002.

        On December 19, 2001, stockholders, at a stockholders meeting, approved a one-for-two reverse stock split that was coupled with the issuance of new shares of Common Stock equaling approximately 56% of all shares outstanding in consideration of the Lender Group's cancellation of Note D, approximately $12.1 million in debt.

        Effective March 29, 2002, the Company and the Lender Group reached agreement to amend the Credit Agreement that allowed for the $400,000 principal payment that was due on March 31, 2002 to be delayed until September 30, 2002. On April 11, 2002, the Company paid $1 million of principal on Note A. On June 30, 2002 and September 30, 2002, the Company failed to make principal payments due to the Lender Group of $400,000 and $800,000, respectively. The Lender Group has not waived this payment default, and accordingly, the Company reclassified $19.0 million from long-term to current liabilities in its consolidated balance sheet as of September 30, 2002.

        On August 15, 2002, the Company sold to CACI International Inc all of the assets and going business of the Government Solutions Division of the Company, including assets of Louden Associates, Inc., and Founding Companies, Federal Computer Corporation, InVenture Group, Inc. and MIS Technologies, Inc. (the "CACI Transaction"). On August 15, 2002 the Company reduced its bank debt by $8.5 million with a portion of the proceeds from the CACI Transaction. At September 30, 2002, the Company had total debt of $24.7 million of which $22.2 million represents borrowing on its Credit Agreement.

        On November 30, 2002, the Company sold to Answerthink, Inc. all of the assets and going business of the Enterprise Resource Software Reseller Division, primarily located in Iselin, New Jersey, including assets of the Company's subsidiary, Titan Technologies Group, LLC. On December 9, 2002 the Company reduced its bank debt by approximately $515,000 with a portion of the proceeds from that transaction.

  Properties

        The Company's headquarters is located in Falls Church, Virginia. In addition to its headquarters, the Company leases office space and warehouse space in Langhorne, Pennsylvania.

        The leases expire at various times between 2003 and 2005. The aggregate square footage of all of the Company's office and warehouse space is approximately 30,000 square feet.

        In order to secure its obligations under its Credit Agreement, the Company has granted to the Lender Group a security interest in substantially all of the Company's property and other assets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources" in the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2002, which is included in this Information Statement as Exhibit B.

PLAN OF LIQUIDATION

        This Information Statement describes certain aspects of the Plan of Liquidation. Pursuant to the Plan of Liquidation, the Company sold or plans to sell the remaining businesses and assets of the Company as going concerns, specifically, the Infrastructure Services Division located primarily in Langhorne, Pennsylvania and the Enterprise Resource Software Reseller Division located in Iselin, New Jersey. Pursuant to the Plan of Liquidation, the terms of sale will be determined by the Board of Directors of the Company. We recommend that you read carefully the complete Plan of Liquidation for the terms and conditions of the sale and other information that may be important to you. The full text of the Plan of Liquidation is included in this Information Statement as Exhibit A.

Reasons for the Plan of Liquidation

        In calendar years 1999, 2000 and 2001, the Company experienced operating losses that, commencing in 1999, caused the Company to default on its senior debt. The Company was unable to win large contracts representing future sources of revenue and income. Revenue declined as a result of the recession in the Company's business sector in 2001 and 2002. Other factors included the difficulty of the Company in attracting and retaining key managers given the financial burdens of the Company.

        The Company's revenues have declined from over $200 million since peaking in 1999 to less than $70 million in 2001. Specifically, the Company effected the sale of stock or assets of five Founding Companies and Louden Associates, Inc. and shut down the operations of two other Founding Companies, all of which had the impact of reducing the Company's revenue. During the last two years, the Company's stockholder equity shrunk from $33,815,000 at December 31, 1999 to an accumulated deficit of $24,566,000 at September 30, 2001. During the same period, total assets declined from $119,920,000 at December 31, 1999, to $45,298,000 at December 31, 2001, to $16,104,000 at September 30, 2002, respectively.

        The declines in the Company's financial health caused it to examine various strategic alternatives. Commencing in 1999, the Company sought to achieve a corporate level transaction that would allow the Company either to be sold as a whole for the benefit of creditors and stockholders or to raise proceeds from the sale of subsidiaries or assets that would allow the Company to pay off a portion of its senior debt and permit the Company to continue its operations.

        Despite working with investment banks and other parties in the business community in connection with its efforts to sell the company over the course of several years, the Company was unsuccessful in finding an acceptable merger, business combination or sale option. The Company failed to make the $400,000 principal payment due to the Lender Group under its credit facility ("Credit Facility") due on June 30, 2002, and an $800,000 principal payment due on September 30, 2002. The Lender Group has not waived its default and the Company does not believe it will be able to make its commitments under the Credit Facility in the future. Accordingly, unless the Company implements the Plan of Liquidation, the Company believes that it will eventually be forced to further default on its senior debt and, possibly, seek protection under the bankruptcy code.

        One of the Company's two large contracts expired in January 2002. With the second contract scheduled to expire in April 2004 and with the debt service requirements increasing by approximately $2.3 million per year beginning April 2003, it has become clear to management that the Company would need to win at least two new large contracts to survive. It won one such contract in December of 2001 but did not win any other significant contracts so far in 2002 and had no new opportunities on the horizon. Further, funding for the one contract won was very disappointing for 2002.

        Management and the Board of Directors believe that liquidation and dissolution of the Company is in the best interests of the Company, its creditors and its stockholders. We believe that the Plan of Liquidation will provide the Company with cash to pay a portion of the secured debt owed to the

Lender Group and meet, in whole or in part, certain other contractual obligations and operational requirements of the Company. We do not believe, however, that any funds will be available for distribution to the Company's stockholders.

Background of the Plan of Liquidation

        Beginning in August 1999, the Board of Directors determined that it would seek a strategic transaction for the Company that would involve either the sale of the Company as a whole, through a stock sale, or the sale of all or substantially all of its assets. The reasons for that course of action included the large debt burden of the Company, the periodic defaults on senior debt, the relative size and financial resources of the Company as opposed to its competitors in the market place and other factors. The Company engaged a national investment banking firm to assist it in this effort. The Company's and its banker's efforts in the latter portion of 1999 and 2000 did not result in a corporate level transaction of the type described above that was acceptable to the Board of Directors of the Company notwithstanding serious discussions with a number of prospective purchasers.

        As noted above, among other things, the Company sold (i) the assets and going business of two subsidiaries, Corporate Access, Inc. and U.S. Communications, Inc. in October 1999; (ii) the assets and going business of its subsidiary, Integrated Software Solutions, Inc. in June 2000; and (iii) the assets and going business of its subsidiary, Global Core Strategies Acquisition, Inc. in August 2001. While these transactions achieved the Company's objectives in part, the Company continued to seek a corporate level transaction involving the sale of all or substantially all of its assets or stock. During the year 2000 and the first two months of 2001, the Company engaged in serious discussions with several potential buyers which could have led to the sale of the entire company, but, following substantial discussions and review, those parties declined to go forward with a transaction.

        On August 15, 2002, the Company sold all of the assets and going business of the Government Solutions Division of the Company to CACI International Inc, including the assets of Federal Computer Corporation, InVenture Group, Inc., Louden Associates, Inc. and MIS Technologies, Inc. These businesses accounted for in the aggregate approximately 35% of the Company's revenue for the three months ended March 31, 2002. The proceeds of that transaction were used primarily to pay down senior debt obligations to the Company's Lender Group.

        The Board of Directors of the Company, at meetings held on August 30 and October 7, 2002, considered a proposed Plan of Liquidation and the Board on October 7, 2002, unanimously approved the adoption of the Plan of Liquidation by the Company, subject to the approval of stockholders representing a majority of the outstanding Common Stock of the Company. Certain members of the Lender Group including, Wachovia Bank Bank, National Association and Citizens Financial Group, Inc., and Marbury Manor LLC, who hold in the aggregate approximately 59% of the outstanding shares of Common Stock entitled to vote, executed written consents under Section 228 of the DGCL approving the Plan of Liquidation effective October 30, 2002. This approval was disclosed in a Current Report on a Form 8-K filed by the Company with the Securities and Exchange Commission on November 6, 2002.

Conduct of Business Following the Plan of Liquidation

        The Company plans to implement the Plan of Liquidation at the soonest practical time, in the best interests of the Company, its creditors and its stockholders. The details of the implementation of the Plan of Liquidation have not yet been worked out and the sale of assets of the Company would, in any event, require approval of the Company's secured creditors. There is no assurance that the Plan of Liquidation can be successfully implemented.

Summary of the Plan of Liquidation

        We believe this summary describes the material terms of the Plan of Liquidation. However, it does not purport to be complete and is qualified in its entirety by the provisions of the Plan of Liquidation, a copy of which is attached hereto as Exhibit A to this Information Statement.

        Pursuant to the Plan of Liquidation, the Company shall attempt to sell the Infrastructure Services Division, located primarily in Langhorne, Pennsylvania as a going concern, and otherwise shall not engage in any business activities except to the extent necessary to preserve the value of its assets, wind up its business affairs, and distribute its assets in accordance with this Plan of Liquidation. From and after October 30, 2002 (the "Adoption Date"), the Company has been given the authority to and shall complete in its discretion (including as to timing) the following corporate actions:

  a.
  collect, sell, exchange or otherwise dispose of all of its divisions, business units, property and assets in one or more transactions upon such terms and conditions as the Board of Directors, in its absolute discretion, deems expedient and in the best interests of the Company and its creditors and stockholders;

  b.
  pay and otherwise provide for the payment of all the federal, state and local taxes and employee withholdings and seek credit for refunds due, if any;

  c.
  pay any distributions to creditors, employees and others;

  d.
  transfer of the Company's remaining property and assets (including cash, cash equivalents and accounts receivable) to a liquidating trust or trusts;

  e.
  prosecute and defend lawsuits and claims by or against the Company; and

  f.
  wind up the affairs of the Company, including dissolution or merger of the Company and each of its current subsidiaries.

The Company will continue the sale and disposition of its business and assets and such assets and properties may be sold in bulk to one buyer or a number of buyers in one or a series of transactions. The Company will not be required to obtain appraisals or other third party opinions as to the value of its properties and assets in connection with the liquidation. In connection with such collection, sale, exchange and other disposition, the Company shall collect or make provision for the collection of all accounts receivable, debts and amounts owing to the Company.

        The Company's activities will be limited to continuing the Company's remaining businesses pending the sale or other disposition of such business units, distributing the Company's assets in accordance with the Plan of Liquidation, establishing a contingency reserve for payment of the Company's expenses and liabilities, including liabilities incurred but not paid or settled prior to authorization of the Plan of Liquidation, selling any of the Company's remaining assets, and terminating any of the Company's remaining contracts, agreements, relationships and other outstanding obligations. In addition to satisfying or settling the liabilities currently on the Company's balance sheet and contingent claims, the Company anticipates using available cash in the next several months for a number of items, including but not limited to, payment of:

  a.
  Transaction-related expenses, including expenses related to the sale of substantially all of the assets of the Company to CACI International Inc to the extent not already paid, and transaction expenses for the sale of the two remaining divisions of the Company;

  b.
  Payment or the provision for payment of federal, state and local taxes, if any, including employee withholdings;

  c.
  Board of Directors fees; management and employee salaries, incentive and retention payments; and indemnity insurance;

  d.
  A reserve to support the Company's continuing operations until such time as they can be reasonably sold or shut down;

  e.
  Senior debt obligations of principal and interest under the Company's Credit Facility with Senior Creditors;

  f.
  Settlement of obligations on the Company's Balance Sheet, including certain non-trade creditors; and

  g.
  Legal fees and expenses related to the liquidation and dissolution of the Company and the implementation of the Plan.

        The Board of Directors has determined that the Company's assets and properties are of a value substantially less than the amount outstanding and due to the Lender Group under the Company's Credit Facility, in the amount of $22.2 million as of September 30, 2002. Further, the Company estimates that the value of its remaining assets and properties shall not yield in any sale an aggregate amount that would be sufficient to pay such obligations to the Lender Group. Accordingly, the Company shall distribute to its Lender Group all available cash including the cash proceeds of any sale, exchange or disposition, except such cash, property or assets as are required for paying or making reasonable provision for the payment of certain claims and obligations of the Company, the payment of which is determined to be in the best interests of the Company and its creditors. If deemed necessary by the Company's Board of Directors for any reason, the Company may, from time to time, transfer any of the unsold assets to one or more trusts established for the benefit of the Company's creditors, which assets would thereafter be sold or distributed on terms approved by its trustees.

        As a result of the size of the Company's debt obligations to Lender Group (even after repayment of certain debts with the proceeds of the CACI Transaction) and the Company's projections of the amounts it is likely to receive for its remaining business units, if and when such units are sold, no funds generated by the liquidation of the Company's remaining assets will be available for distribution to stockholders. THEREFORE, SHARES OF COMMON STOCK OF THE COMPANY HAVE NO PROSPECT OF ANY DISTRIBUTIONS, OF ANY NATURE, OR ANY RETURN TO STOCKHOLDERS AND, IN THE OPINION OF THE BOARD OF DIRECTORS OF THE COMPANY, ARE WORTHLESS. If you wish to do so, you may, but are not required to, at any time following the Adoption Date surrender all, but not less than all, of the outstanding Common Stock of the Company held in complete cancellation of such shares, by (i) surrendering your certificates evidencing the Common Stock to the Company or its agents for cancellation on the records of the Company, or (ii) furnishing the Company with evidence satisfactory to the Board of Directors or the Trustees of the loss, theft or destruction of your certificates evidencing the Common Stock, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Company or the Trustees. The Company will finally close its stock transfer books and discontinue recording transfers of Common Stock on the earliest to occur of (i) the close of business on a record date fixed by the Board of Directors, or (ii) the date on which the Company files its Certificate of Dissolution under the Delaware General Corporation Law, and thereafter all outstanding shares of stock in the Company, together with any other options, warrants, conversion rights, rights of first refusal or other rights, contractual or otherwise, to acquire or receive any stock or other ownership interests in the Company will be extinguished and the certificates and any other documents representing such shares of Common Stock will be deemed to have been cancelled and to be of no force or effect.

        In connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board of Directors, pay the Company's officers, directors, employees, agents and representatives, or any of them, compensation or additional compensation above their regular compensation, in money or other property, as severance, bonus, retention, or in any other form, in recognition of the extraordinary efforts they, or any of them, will be required to undertake, or actually undertake, in connection with the implementation of this Plan. The Company shall continue to indemnify its officers, directors, employees, agents and representatives in accordance with its certificate of incorporation, as amended, and by-laws and any contractual arrangements, for the actions taken in connection with the Plan of Liquidation and the winding up of the affairs of the Company.

Interests of Directors and Officers in the Plan of Liquidation

        Directors and officers of the Company have no interest in the Plan of Liquidation other than in their capacity as such and as stockholders of the Company, except as follows: See "Principal Stockholders."

        As of March 18, 2002, the Company entered into a Transaction Incentive Agreement with the McShane Group that provides for the payment of a fee in the amount of one percent (1%) of the amount paid to stockholders and non-trade creditors as a result of the consummation of the sale of substantially all of the assets of the Company, which shall be shared equally by them. McShane Group is an advisor to the Company and Mr. Huitt, our President and Chief Executive Officer, is a principal of McShane Group. The McShane Group has agreed to waive its fee with respect to the sale of the Infrastructure Services Division to the extent that a commission is paid to Strategic Ventures, LLC, which has been retained to market the Infrastructure Services Division of the Company.

        On August 11, 1999, the Company entered into a severance agreement with John F. McCabe, our Vice President, General Counsel and Secretary, providing for a severance benefit in the event Mr. McCabe's employment terminates, voluntarily or involuntarily, following a change of control of the Company or a termination for good reason, equal to three years of his base salary, or $525,000, in a lump sum payment. The issuance of shares to our senior lenders in connection with the debt restructuring approved by stockholders in December 2001, resulted in such a change of control. On September 1, 2002, the Company entered into an Addendum to the severance agreement with Mr. McCabe that provides, in lieu of the foregoing benefit, for the payment of $200,000 to Mr. McCabe; his continued employment with the Company for a period of two years at a salary rate of $140,000 per year for the first year and $75,000 per year for the second year from September 1, 2002; the payment to him upon the termination of his employment of $210,000 less the aggregate amount of all base salary compensation received by him from September 1, 2002, through the date of his termination; and an incentive bonus of twenty percent (20%) of amounts collected by the Company from sources other than from the sale of the operating assets of the Divisions.

Market Price of Our Common Stock and Related STOCKHOLDER Matters

        The following table shows a comparison of the cumulative total returns for an investment in the Company's Common Stock, the Nasdaq Composite Index and the Nasdaq Computer & Data Processing Services Index since February 5, 1998, the date on which our Common Stock became publicly traded. The comparison assumes the investment of $100 on February 5, 1998 in the Company's Common Stock and in each of the indices and, in each case, assumes reinvestment of all dividends.

	2/5/98	12/31/98	12/31/99	12/31/00	12/31/01
Condor Technology Solutions, Inc.	100.00	76.92	10.58	0.54	0.62
Nasdaq Composite Index	100.00	131.91	244.25	202.04	117.07
Nasdaq Computer & Data Processing Services Index	100.00	158.63	184.49	100.85	129.17

Appraisal Rights

        Under Delaware law, appraisal rights are not available in connection with a plan of liquidation. The Company's Certificate of Incorporation does not provide appraisal rights for stockholders upon the adoption of a Plan of Liquidation.

Regulatory Approvals

        To the best knowledge of the Company, there are no state or federal regulatory requirements with which the Plan of Liquidation must comply, nor are there any such governmental consents or approvals that must be obtained in connection with the Plan of Liquidation, other than the filing with the Secretary of State of the State of Delaware of a Certificate of Dissolution of the Company. The Company plans to file the Certificate of Dissolution upon the sale or other disposition of substantially all of the assets of the Company.

Material Federal Income Tax Consequences of the Plan of Liquidation

        The following discussion summarizes the material federal income tax consequences of the proposed liquidation to the Company and its shareholders. This discussion is based on the existing provisions of the Internal Revenue Code of 1986 as amended, existing Treasury regulations and current administrative rulings and court decisions, all of which are subject to differing interpretations and all of which are subject to change.

        The Company expects to realize cancellation of indebtedness income of approximately $20 million upon liquidation of the Company and cancellation of the Company's remaining bank debt and other liabilities. However, because the Company will be insolvent at that time by the amount of the remaining liabilities, the Company should not recognize any cancellation of indebtedness income for federal income tax purposes. The Internal Revenue Code provides that cancellation of indebtedness income is excluded from gross income to the extent the taxpayer is insolvent immediately before the discharge. For this purpose, insolvency is defined as the excess of the taxpayer's liabilities over the fair market value of the taxpayer's assets. At the time of the liquidation, the Company will have no assets, and remaining liabilities totaling approximately $20 million.

        The Company's shareholders will receive no consideration for their stock in connection with the liquidation. The shareholders should have a worthless stock deduction upon cancellation of their stock. If the stock is held as a capital asset, the Treasury regulations provide that the loss may be deducted, but only as a loss from the sale or exchange of a capital asset on the last day of the taxable year. The amount of the loss will be equal to each shareholder's adjusted basis in Company stock. The deduction so allowed will be subject to the limitations on capital losses. Each shareholder is encouraged to consult with his own tax advisor to determine the specific federal and state income tax consequences of the Company's liquidation.

PRINCIPAL STOCKHOLDERS

        The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of November 27, 2002, by (i) each person known to beneficially own more than 5% of the outstanding shares of Common Stock; (ii) each of the Company's directors; (iii) each executive officer; and (iv) all executive officers and directors as a group. Unless otherwise indicated, all persons listed have an address in care of the Company's principal executive offices and have sole voting and investment power with respect to their shares.

Name of Beneficial Owner	Number	Percent
Wachovia, National Association	11,861,982	43.9%
ARK CLO 2000-1, Limited	1,684,486	6.2%
Citizens Financial Group, Inc.	1,684,486	6.2%
Michael Louden[1]	2,516,311	9.3%
Peter T. Garahan[2]	8,333	*
J. L. Huitt, Jr.	—
William M. Newport[2]	8,333	*
Patrick J. Mallon[3]	15,619	*
John F. McCabe	26,989	*
All directors and executive officers as a group (5 persons)	59,274	*

*
less than 1.0%

1.
Of this total, 2,515,411 shares are held by Marbury Manor LLC, over which Mr. Louden has voting control.

2.
The amount shown includes options to purchase 8,333 shares of Common Stock that are currently exercisable.

3.
The amount shown includes options to purchase 9,583 shares of Common Stock that are currently exercisable.

WHERE YOU CAN FIND MORE INFORMATION

        The Company has filed annual, quarterly, and current reports, proxy statements, information statements, and other information with the Securities and Exchange Commission. You may read and copy any reports, statements, or other information that we file at the commission's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. The Company's public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the commission at http://www.sec.gov.

Exhibit A

PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION
OF
CONDOR TECHNOLOGY SOLUTIONS, INC.

        This Plan of Complete Liquidation and Dissolution (the "Plan" or the "Plan of Liquidation") is intended to accomplish the complete liquidation and dissolution of Condor Technology Solutions, Inc., a Delaware corporation (the "Company"), in accordance with the Delaware General Corporation Law ("DGCL") and Section 331 of the Internal Revenue Code of 1986, as amended (the "Code"), as follows:

1.
Adoption of Plan of Liquidation. The Board of Directors of the Company (the "Board of Directors") has adopted this Plan and it is contemplated that the holders of a majority of the Company's common stock will take action without a meeting of stockholders in accordance with the DGCL to approve the Plan and ratify the Company's actions taken pursuant to date on the Plan. The Plan and the transactions contemplated thereby have been approved by the Board as being advisable and in the best interests of the Company, its creditors and its stockholders. If stockholders holding a majority of the Company's outstanding common stock, par value $.01 per share (the "Common Stock"), vote for the adoption of this Plan, the Plan shall constitute the adopted Plan of the Company on the effective date of such action (the "Adoption Date"). Adoption of this Plan by holders of a majority of the outstanding Common Stock shall constitute the approval of stockholders of the sale, exchange or other disposition in liquidation of all of the property and assets of the Company, whether such sale, exchange or other disposition occurs in one transaction or a series of transactions, and shall constitute ratification of all contracts for sale, exchange or other disposition which are entered into conditioned on adoption of this Plan.

2.
Notice of Liquidation. As soon as practicable after the Adoption Date but in no event later than 20 days prior to the filing of Certificate of Dissolution as provided in Sections 3 and 11, below, the Company shall mail an information statement to all its stockholders, creditors and employees that this Plan has been approved by the Board and the stockholders. This information statement shall constitute notice required by Section 275 of the DGCL. A copy of the Plan shall accompany such notice.

3.
Certificate of Dissolution. After substantially all of the Company's assets and properties have been sold or otherwise disposed of, and as promptly as practicable and pursuant to the DGCL, the Company shall prepare and file a Certificate of Dissolution (the "Certificate") with and for acceptance by the Delaware Secretary of State.

4.
Sale of Company Divisions; Activities following Adoption of Plan of Liquidation. After the Adoption Date, the Company shall, if it has not done so already, attempt to sell the Infrastructure Services Division, located primarily in Langhorne, Pennsylvania, and the enterprise resource software reseller business, located in Iselin, New Jersey, as going concerns, and otherwise shall not engage in any business activities except to the extent necessary to preserve the value of its assets, wind up its business affairs, and distribute its assets in accordance with this Plan. From and after the Adoption Date, the Company shall have the authority to and shall complete in its discretion (including as to timing) the following corporate actions:

a.
collect, sell, exchange or otherwise dispose of all of its divisions, business units, property and assets in one or more transactions upon such terms and conditions as the Board of Directors, in its absolute discretion, deems expedient and in the best interests of the Company and its creditors and stockholders;

  b.
  pay and otherwise provide for the payment of all the federal, state and local taxes and employee withholdings and seek credit for refunds due, if any;

  c.
  pay any distributions to creditors, employees and others pursuant to Section 6, below;

  d.
  transfer of the Company's remaining property and assets (including cash, cash equivalents and accounts receivable) to a liquidating trust or trusts (established pursuant to Section 7, below);

  e.
  prosecute and defend lawsuits and claims by or against the Company; and

  f.
  wind up the affairs of the Company, including dissolution or merger of the Company and each of its current subsidiaries.

  The Company will continue the sale and disposition of its business and assets following the adoption of this Plan by the Company's Board of Directors and such assets and properties may be sold in bulk to one buyer or a number of buyers in one or a series of transactions. The Company will not be required to obtain appraisals or other third party opinions as to the value of its properties and assets in connection with the liquidation. In connection with such collection, sale, exchange and other disposition, the Company shall collect or make provision for the collection of all accounts receivable, debts and amounts owing to the Company.

5.
Distributions and Authorized Expenses. Following adoption and approval of the Plan of Liquidation by the Company's stockholders, the Company's activities will be limited to continuing the Company's remaining businesses pending the sale or other disposition of such business units, distributing the Company's assets in accordance with the Plan of Liquidation, establishing a contingency reserve for payment of the Company's expenses and liabilities, including liabilities incurred but not paid or settled prior to authorization of the Plan of Liquidation, selling any of the Company's remaining assets, and terminating any of the Company's remaining contracts, agreements, relationships and other outstanding obligations. In addition to satisfying or settling the liabilities currently on the Company's balance sheet and contingent claims, the Company anticipates using available cash in the next several months for a number of items, including but not limited to, payment of:

a)
Transaction-related expenses, including expenses related to the sale of substantially all of the assets of the Company to CACI International Inc to the extent not already paid, and transaction expenses for the sale of the two remaining divisions of the Company;

b)
Payment or the provision for payment of federal, state and local taxes, if any, including employee withholdings;

c)
Board of Directors fees; management and employee salaries, incentive and retention payments; and indemnity insurance;

d)
A reserve to support the Company's continuing operations until such time as they can be reasonably sold or shut down;

e)
Senior debt obligations of principal and interest under the Company's Credit Facility with Senior Creditors;

f)
Settlement of obligations on the Company's Balance Sheet, including certain non-trade creditors; and

g)
Legal fees and expenses related to the liquidation and dissolution of the Company and the implementation of the Plan.

6.
Distributions. The Board of Directors has determined that the Company's assets and properties are of a value substantially less than the amount outstanding and due to the lender group under the Company's credit facility (the "Senior Creditors"), in the current principal amount of

  $16,283,599, plus interest. Further, the Company estimates that the value of its remaining assets and properties shall never yield in any sale an aggregate amount that would be sufficient to pay such obligations to the Senior Creditors. Accordingly, the Company shall distribute to its Senior Creditors all available cash including the cash proceeds of any sale, exchange or disposition, except such cash, property or assets as are required for paying or making reasonable provision for the payment of certain claims and obligations of the Company, the payment of which is determined to be in the best interests of the Company and its creditors. Such distribution may occur in a single distribution or in a series of distributions and shall be in cash or assets, in such amounts, and at such time or times, as the Board of Directors or the Trustees (as defined in Section 8 below), in their absolute discretion, may determine. If and to the extent deemed necessary, appropriate or desirable by the Board of Directors or the Trustees, in their absolute discretion, the Company may establish and set aside a reasonable amount of cash and/or property to satisfy claims against the Company, including, without limitation, (i) tax obligations, (ii) all expenses of the sale of the Company's property and assets, (iii) the salary, fees and retention payments for members of the Board of Directors of the Company and management; (iv) expenses for the collection and defense of the Company's property and assets, and (v) expenses including legal fees and expenses related to the liquidation and dissolution of the Company and the implementation of this Plan. If, however, all of the Company's assets are not distributed within three years after the date the certificate of dissolution is filed with the State of Delaware, the Company will transfer the remaining assets to a liquidating trust if not already done so.

7.
Transfers to Liquidating Trust. If deemed necessary by the Company's Board of Directors for any reason, the Company may, from time to time, transfer any of the unsold assets to one or more trusts established for the benefit of the Company's creditors, which assets would thereafter be sold or distributed on terms approved by its trustees. If all of its assets (other than the contingency reserve) are not sold or distributed prior to the third anniversary of the effectiveness of the Company's dissolution, the Company will transfer in final distribution such remaining assets to a trust. The Company's Board of Directors may also elect in its discretion to transfer the contingency reserve, if any, to such a trust. Notwithstanding the foregoing, to the extent that a distribution or transfer of any asset cannot be effected without the consent of a governmental authority, no such distribution or transfer shall be effected without such consent.

8.
Appointment of Trustees. The Company's Board of Directors may appoint one or more directors or officers or third party individuals or entities to act as trustee or trustees of the liquidating trust or trusts ("Trustees") and to cause the Company to enter into a liquidating trust agreement or agreements with such trustee or trustees on such terms and conditions as may be approved by the Company's Board of Directors. Any Trustees appointed as provided in the preceding sentence shall succeed to all right, title and interest of the Company of any kind and character with respect to such transferred assets and, to the extent of the assets so transferred and solely in their capacity as Trustees, shall assume all of the liabilities and obligations of the Company, including, without limitation, any unsatisfied claims and unascertained or contingent liabilities. Any such conveyance to the Trustees shall be in trust for the creditors and stockholders of the Company. The Company, subject to this Section and as authorized by the Board of Directors, in its absolute discretion, may enter into a liquidating trust agreement with the Trustees, on such terms and conditions as the Board of Directors, in its absolute discretion, may deem necessary, appropriate or desirable. Approval and authorization of the Plan of Liquidation by holders of a majority of the outstanding Common Stock also will constitute the approval by the Company's stockholders of any such appointment and any liquidating trust agreement or agreements.

9.
Securities Law Compliance and Reporting. Whether or not the Plan of Liquidation is authorized and approved, the Company has an obligation to continue to comply with the applicable reporting requirements of the Securities Exchange Act of 1934, as amended, even though compliance with such reporting requirements is economically burdensome. If the Plan of Liquidation is authorized and approved and, in order to curtail expenses, the Company will, after filing the Company's certificate of dissolution, seek relief from the SEC from these reporting requirements. The Company anticipates that, before such relief is granted, the Company would continue to file current reports on Form 8-K to disclose material events relating to the Company's liquidation and dissolution along with any other reports that the SEC might require.

10.
Cancellation of Common Stock. As a result of the size of the Registrant's debt obligations to Senior Creditors (even after repayment of certain debts with the proceeds of the CACI Transaction) and the Registrant's projections of the amounts it is likely to receive for its remaining business units, if and when such units are sold, no funds generated by the liquidation of the Registrant's remaining assets will be available for distribution to stockholders. THEREFORE, SHARES OF COMMON STOCK OF THE COMPANY HAVE NO PROSPECT OF ANY DISTRIBUTIONS, OF ANY NATURE, OR ANY RETURN TO STOCKHOLDERS AND, IN THE OPINION OF THE BOARD OF DIRECTORS OF THE COMPANY, ARE WORTHLESS. If a stockholder wishes to do so, he may, but is not required to, at any time following the Adoption Date surrender all, but not less than all, of the outstanding Common Stock of the Company held by him in complete cancellation of such shares, by (i) surrendering his certificates evidencing the Common Stock to the Company or its agents for cancellation on the records of the Company, or (ii) furnishing the Company with evidence satisfactory to the Board of Directors or the Trustees of the loss, theft or destruction of his certificates evidencing the Common Stock, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Company or the Trustees. The Company will finally close its stock transfer books and discontinue recording transfers of Common Stock on the earliest to occur of (i) the close of business on a record date fixed by the Board of Directors, or (ii) the date on which the Company files its Certificate of Dissolution under the Delaware General Corporation Law, and thereafter all outstanding shares of stock in the Company, together with any other options, warrants, conversion rights, rights of first refusal or other rights, contractual or otherwise, to acquire or receive any stock or other ownership interests in the Company will be extinguished and the certificates and any other documents representing such shares of Common Stock will be deemed to have been cancelled and to be of no force or effect.

11.
Dissolution and Taxation. After the Adoption Date and the sale or disposition of the Company's two remaining divisions, the officers of the Company shall, at such time as the Board of Directors, in its absolute discretion, deem necessary, appropriate or desirable, obtain any certificates required from the Delaware tax authorities and, upon obtaining such certificates and paying such taxes as may be owing, the Company shall file with the Secretary of State of the State of Delaware a Certificate of Dissolution (the "Certificate of Dissolution") in accordance with the Delaware General Corporation Law. No later than sixty (60) days following the Adoption Date, the Company shall file Form 966 with the Internal Revenue Service.

12.
Payment of Professional Fees. The Company may, from time to time, retain third parties, including consultants, legal counsel, brokers and finders in connection with and for the purposes of implementing and ensuring completion of this Plan. The Company may provide a contingent reserve sufficient to pay any brokerage, agency, professional and other fees and expenses of persons and firms rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company's property and assets and the implementation of this Plan.

13.
Payment of Board and Employee Costs and Expenses. In connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board of Directors, pay the Company's officers, directors, employees, agents and representatives, or any of them, compensation or additional compensation above their regular compensation, in money or other property, as severance, bonus, retention, or in any other form, in recognition of the extraordinary efforts they, or any of them, will be required to undertake, or actually undertake, in connection with the implementation of this Plan. Adoption of this Plan by Company Stockholders shall constitute the approval of the stockholders of the payment of any such compensation.

14.
Indemnification. The Company shall continue to indemnify its officers, directors, employees, agents and representatives in accordance with its certificate of incorporation, as amended, and by-laws and any contractual arrangements, for the actions taken in connection with this Plan and the winding up of the affairs of the Company. The Company's obligation to indemnify such persons may also be satisfied out of the assets of the Company or a Liquidating Trust. The Board of Directors and the Trustees, in their absolute discretion, are authorized to obtain and maintain directors and officers liability insurance as may be necessary or appropriate to cover the Company's obligation hereunder, including seeking an extension in time and coverage of the Company's insurance policies currently in effect.

15.
Amendment of Plan of Liquidation. Notwithstanding authorization or consent to this Plan and the transactions contemplated hereby by the Company's stockholders, the Board of Directors may modify, amend or abandon this Plan and the transactions contemplated hereby without further action by the stockholders to the extent permitted by the Delaware General Corporation Law.

16.
Further Action Authorized. The Board of Directors of the Company is hereby authorized, without further action by the Company's stockholders, to do and perform or cause the officers of the Company, subject to approval of the Board of Directors, to do and perform, any and all acts, and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind which are deemed necessary, appropriate or desirable, in the absolute discretion of the Board of Directors, to implement this Plan and the transaction contemplated hereby, including, without limiting the foregoing, all filings or acts required by any state or federal law or regulation to wind up its affairs.

  Adopted by the Board of Directors at a Special Meeting held on October 7, 2002.

Exhibit B

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.
For the quarterly period ended September 30, 2002
OR
☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File No. 0-23635

CONDOR TECHNOLOGY SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	54-1814931 (I.R.S. Employer Identification No.)
2745 Hartland Road Falls Church, VA (Address of principal executive offices)	22043-3529 (Zip Code)

(703) 698-7711
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)
 351 West Camden Street, Suite 801,
Baltimore, Maryland 21201

        Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒        No ☐

        Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date.

Class	Outstanding as of November 5, 2002
Common Stock, $.01 par value	26,944,424

CONDOR TECHNOLOGY SOLUTIONS, INC.

INDEX TO FORM 10-Q

CONDOR TECHNOLOGY SOLUTIONS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	September 30, 2002	December 31, 2001
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,220	$3,766
Restricted cash	5,952	958
Accounts receivable (net of allowance of $864 and $1,000)	3,745	9,130
Prepaids and other current assets	1,507	2,202

Total current assets	14,424	16,056
PROPERTY AND EQUIPMENT, NET	335	839
GOODWILL AND OTHER INTANGIBLES, NET	1,000	27,985
OTHER ASSETS	345	418

TOTAL ASSETS	$16,104	$45,298

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$6,332	$7,686
Accrued expenses and other current liabilities	3,390	5,634
Deferred revenue	1,213	2,267
Deferred gain on sale of subsidiary	5,000	—
Current portion of long term debt	22,912	3,899

Total current liabilities	38,847	19,486

LONG-TERM DEBT	1,813	33,690
OTHER LONG-TERM OBLIGATIONS	10	1,409

Total liabilities	40,670	54,585

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY (DEFICIT):
Preferred stock, $.01 par, 1,000,000 authorized; none outstanding	—	—
Common stock, $.01 par value; authorized 49,000,000 shares; issued and outstanding, 26,944,424 and 26,925,527 shares at September 30, 2002 and December 31, 2001, respectively	269	269
Additional paid-in-capital	126,176	126,159
Accumulated deficit	(151,029)	(135,733)
Accumulated other comprehensive income	18	18

Total stockholders' equity (deficit)	(24,566)	(9,287)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$16,104	$45,298

The accompanying notes are an integral part of these consolidated financial statements.

CONDOR TECHNOLOGY SOLUTIONS, INC
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2002	2001	2002	2001
	(unaudited)
IT service revenues	$4,459	$3,663	$7,632	$18,173
Product revenues	3,742	4,840	11,681	14,655

Total revenues	8,201	8,503	19,313	32,828
Cost of IT services	3,610	2,301	5,315	9,204
Cost of products	3,222	3,811	10,037	13,264

Total cost of revenues	6,832	6,112	15,352	22,468

Gross profit	1,369	2,391	3,961	10,360
Selling, general and administrative expenses	1,949	3,592	5,910	15,081

Loss before depreciation, amortization and other non recurring charges	(580)	(1,201)	(1,949)	(4,721)
Depreciation and amortization	58	746	207	2,623
Impairment of long-lived assets	—	—	—	9,400
Gain on sale of subsidiary	—	(452)	(1,072)	(548)
Other (income) / expense	(225)	427	(1)	637

Loss from operations	(413)	(1,922)	(1,083)	(16,833)
Interest and other expense, net	(101)	(56)	(192)	(1,682)

Loss before accounting change, extraordinary item and discontinued operations	(514)	(1,978)	(1,275)	(18,515)
Cumulative effect of accounting change	—	—	(17,455)	—
Extraordinary gain	470	—	470	—

Loss from continuing operations	(44)	(1,978)	(18,260)	(18,515)
Loss on sale of discontinued operations	(109)	—	(109)	—
Income from discontinued operations	364	1,564	3,073	2,292

Net income (loss)	$211	$(414)	$(15,296)	$(16,223)

Shares outstanding — Basic & Diluted	26,944	7,650	26,944	7,650

Earnings per share from continuing operations — Basic & Diluted	$—	$(0.25)	$(0.68)	$(2.42)

Earnings per share from discontinued operations — Basic & Diluted	0.01	0.20	0.11	0.30

Net income (loss) per share — Basic & Diluted	$0.01	$(0.05)	$(0.57)	$(2.12)

CONDOR TECHNOLOGY SOLUTIONS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)

	Nine Months Ended September 30,
	2002	2001
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(15,296)	$(16,223)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	352	4,322
Amortization of deferred financing costs	24	—
Loss on disposal of fixed assets	67	192
Impairment of long-lived assets	17,455	9,400
Gain on sale of subsidiary	(1,072)	(548)
Write off of deferred financing costs		274
Stock compensation expense	17	17
Extraordinary Gain	(470)	91
Loss on sale of discontinued operations	109	—
Changes in assets and liabilities	(1,284)	3,402

Net cash provided by (used in) operating activities	(98)	927

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase/Sale of property and equipment	(160)	(333)
Proceeds from sale of subsidiary	12,072	2,285

Net cash provided by investing activities	11,912	1,952

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings (payments) on debt, net	(12,366)	(1,929)
Deferred financing costs	—	(118)
Change in resticted cash	6	—

Net cash used in financing activities	(12,360)	(2,047)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(546)	832
CASH AND CASH EQUIVALENTS BEGINNING OF PERIOD	3,766	3,392

CASH AND CASH EQUIVALENTS END OF PERIOD	$3,220	$4,224

CONDOR TECHNOLOGY SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)
Basis of Presentation

  Condor Technology Solutions, Inc., a Delaware corporation (the "Company"), was founded in August 1996. The Company provides technology and marketing communications services to help commercial and government clients more effectively manage the information environment. In order to become an end-to-end provider of a wide range of IT services and solutions, the Company entered into agreements (the "Mergers") to acquire all of the outstanding stock of eight established IT service providers (the "Founding Companies") and concurrently completed an initial public offering (the "Offering") of its common stock (the "Common Stock"). On February 5, 1998 and February 10, 1998, respectively, the Offering and Mergers were completed.

  Since February 10, 1998, the Company has acquired seven additional IT service providers. The Founding Companies along with the additional acquisitions are referred to herein as "Operating Companies." All acquisitions have been accounted for using the purchase method of accounting and are reflected as of their respective acquisition dates. From 1999 to 2001, the Company sold five of its Operating Companies and shut down another two. The proceeds of these sales were used substantially to pay down senior debt obligations.

  On August 15, 2002, the stockholders at a Special Meeting of Stockholders approved an Asset Purchase Agreement to sell substantially all of the assets of the Company and certain of its wholly-owned subsidiaries (Louden Associates, Inc. ("LAI"), InVenture Group, Inc., MIS Technologies, Inc. and Federal Computer Corporation, to CACI International Inc ("CACI") and CACI, INC.-FEDERAL ("CACI-Federal"), a wholly-owned subsidiary of CACI (the "CACI Transaction"), for a purchase price of $16,000,000.

  On October 7, 2002, the Board of Directors of the Company approved a Plan of Complete Liquidation and Dissolution of the Company (the "Plan of Liquidation"), subject to approval of a majority of the stockholders of the Company. Certain of the Company's bank lenders, Wachovia Bank, National Association and Citizens Financial Group, Inc., and Marbury Manor, LLC, as holders of a majority of the outstanding shares of Common Stock entitled to vote (approximately 59%), have executed written consents under Section 228 of the DGCL approving the Plan of Liquidation effective October 30, 2002. A copy of the Plan of Liquidation was filed as an exhibit to the Company's Form 8-K on November 7, 2002. In accordance with the Plan of Liquidation, the Company intends to prepare and send to stockholders of the Company, as soon as practicable, an Information Statement describing the Plan of Liquidation and its adoption by the Company.

  The Company is planning the potential sale of its current business operations, consisting of the Infrastructure Services Division, located primarily in Langhorne, Pennsylvania, and the Enterprise Resource Software Reseller Division, located in Iselin, New Jersey, as going concerns, and otherwise shall not engage in any business activities except to the extent necessary to preserve the value of its assets, wind up its business affairs, and distribute its assets in accordance with the Plan of Liquidation. The Company expects to complete these sales by December 31, 2002. As a result of the size of the Company's debt obligations to its lender group under the Company's credit facility and the Company's projections of the amounts it is likely to receive for its remaining business units, if and when such units are sold, no funds generated by the liquidation of the Company's remaining assets will be available for distribution to stockholders.

  The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial reporting and Securities and Exchange Commission regulations. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, the financial statements reflect all adjustments (of a normal and recurring nature), which are necessary to present fairly the financial position, results of operations and cash flows for the interim periods. The results for the nine months ended September 30, 2002 are not necessarily indicative of the results that may be expected for the year ending December 31, 2002. On January 1, 2002, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment of Disposal of Long-Lived Assets", which was issued in August 2001. In accordance with SFAS No. 144, the companies sold in the CACI Transaction have been classified as discontinued operations, and the prior year period financials have been reclassified to reflect this treatment. The financial statements should be read in conjunction with the Company's audited consolidated financial statements included in the Company's most recently filed Form 10-K.

(2)
Summary of Significant Accounting Policies

  Effective January 1, 2002, the Company adopted "SFAS" No. 142, "Goodwill and Other Intangible Assets", which was issued in June 2001. Although a portion of SFAS No. 142 was superceded, the Company is required to report goodwill and other intangible assets, in accordance with SFAS No. 142. Under SFAS No. 142, goodwill and other intangible assets with indefinite lives are no longer amortized, but reviewed at least annually for impairment. A two-step impairment test is used to first identify potential goodwill impairment and then measure the amount of goodwill impairment loss, if any. SFAS No. 142 is effective for the Company beginning in 2002, and is required to be applied as of January 1, 2002. Impairment losses that arise due to the initial application of SFAS No. 142 will be reported as a cumulative effect of a change in accounting principle. The first step of the goodwill impairment test, which must be completed in the first half of 2002, will identify potential goodwill impairment. The second step of the goodwill impairment test, which must be completed prior to the issuance of the financial statements for the year ended December 31, 2002, will measure the amount of goodwill impairment loss, if any. The Company recorded a charge of $17.5 million in the quarter ended June 30, 2002 as a result of adopting SFAS No. 142.

  In accordance with SFAS No. 142, goodwill amortization was discontinued as of January 1, 2002. The following adjusts reported net income and earnings per share to exclude goodwill amortization:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2002	2001	2002	2001
	(in thousands, except per share amounts)
Net income/(loss)	$211	$(414)	$(15,296)	$(16,223)
Goodwill amortization	—	525	—	1,631

Adjusted net income/(loss)	$211	$111	$(15,296)	$(14,592)

Reported basic and diluted EPS	$0.01	$(0.05)	$(0.57)	$(2.12)
Goodwill amortization	—	0.07	—	0.21

Adjusted basic and diluted EPS	$0.01	$0.02	$(0.57)	$(1.91)

  For a description of the Company's accounting policies, refer to the Notes to the Financial Statements of the Company included in the Company's most recently filed Form 10-K.

(3)
Liquidity

  Effective April 1, 2001, the Company and the Lender Group reached agreement in principle to a restructuring of the Company's credit facility (the "Credit Agreement"). The Company and the

  Lender Group finalized this Credit Agreement on August 24, 2001. Under the Credit Agreement, the restructuring included a four-year Credit Agreement, consisting of four promissory notes. Note A is a $15 million note bearing interest at the Prime rate plus 0.5%. Quarterly principal payments of $250,000 began on September 30, 2001, increased to $400,000 per quarter on March 31, 2002 and will increase to $525,000 per quarter on March 31, 2003 with a balloon payment on March 31, 2005.

  In addition, Note A allows for amortization payments made by the Company to be available as a revolving Credit Agreement up to $500,000. Note B is a $12 million note which is interest free until February 28, 2003 at which time interest will accrue at a rate of 15% with the first interest payment due on April 1, 2003. A balloon payment of $12 million is due on Note B on March 31, 2005. Note C represents a continuation of a $5 million letter of credit for trade suppliers, which expires March 31, 2005. Note D represented the remaining principal balance plus accrued interest through April 1, 2001 under the previous Credit Agreement, or approximately $12.1 million, as a note due January 2, 2002. In accordance with the terms of the Credit Agreement, Note D was cancelled upon approval of stockholders on December 19, 2001, of a restructuring of the Company and the issuance of approximately 55% of the Common Stock of the Company to a trust established by the Lender Group.

  Effective March 29, 2002, the Company and the Lender Group reached agreement to amend the Credit Agreement that allowed for the $400,000 principal payment that was due on March 31, 2002 to be delayed until September 30, 2002. On April 11, 2002, the Company paid $1 million of principal on Note A. On June 30, 2002 and September 30, 2002, the Company failed to make principal payments due to the Lender Group of $400,000 and $800,000, respectively. The Lender Group has not waived this payment default, and accordingly, the Company reclassified $19.0 million from long-term to current liabilities in its consolidated balance sheet as of September 30, 2002. On August 15, 2002 the Company reduced its bank debt by $8.5 million with a portion of the proceeds from the CACI Transaction.

(4)
Settlement

  On March 27, 2002, the Company finalized Amendment Number Two (the "Amendment") of the Asset Purchase Agreement between Interactive Software Systems Incorporated, a wholly-owned subsidiary of the Company, and Allen Systems Group. Under the Amendment, the Company agreed to accept $1 million in complete satisfaction of the contingent purchase price earned after December 31, 2001. The $1 million settlement was received by the Company on April 11, 2002, and was used to pay a portion of the principal amount of Note A in accordance with the Company's Credit Agreement.

(5)
Impairment of Long-lived Assets

  Based upon the adoption of SFAS 142, discussed above, the Company reviewed the carrying value of its goodwill for impairment. As a result, in the second quarter of 2002 the Company recorded a $3.6 million charge for the GSD division, which was sold to CACI in the third quarter, and $13.9 million for the Systems Service Division ("SSD") for impairment of related goodwill. The write-downs were based on the estimated fair value, as determined by a firm sale contract and expression of interest by potential buyers of the SSD Division. The total charge of $17.5 million was reflected as the effect of an accounting change in the statement of operations.

(6)
Stock Options and Phantom Stock Rights

  In accordance with an employment agreement with Michael Louden dated April 1, 2001, the Company granted 100,000 non-qualified stock options at an exercise price equal to the fair market value on the date of grant ($0.08 per share) and phantom stock rights for 125,000 shares of the Company's Common Stock at $0.20 per share. Within fifteen days of the first anniversary date of the grant of his phantom stock rights pursuant to the agreement, Mr. Louden would be entitled to receive a cash payment in an amount equal to the product of (i) excess of the fair market value of each share of the Company's Common Stock on the anniversary date, over $0.20 per share and (ii) the number of phantom stock rights held by Mr. Louden at that time; whereupon, any payment made to Mr. Louden with respect to a phantom stock right shall be added to the $0.20 per share initial price (together, the "Revalued PSR Price"). Likewise, future payments to Mr. Louden in respect to phantom stock rights would be added to any prior payments and the initial price per share to determine the new Revalued PSR Price. Mr. Louden would be entitled to receive, within fifteen days of the second and any subsequent anniversary dates of the date of grant of the phantom stock rights during the term of the employment agreement, a cash payment in an amount equal to the product of the (i) excess of the fair market value per share on any such anniversary date over the highest prior Revalued PSR Price and (ii) the number of phantom stock rights held by him. The foregoing stock options and phantom stock rights were granted on March 18, 2002. There was no compensation recorded by the Company related to the phantom stock rights as of September 30, 2002 as the per share fair market value was below $0.20. Payments to Mr. Louden on his phantom stock rights terminated as result of the CACI Transaction.

(7)
Earnings Per Share

  The Company calculates earnings per share ("EPS") on both a basic and diluted basis. Dilutive securities are excluded from the computation in periods which they have an anti-dilutive effect. Net loss available to common stockholders and common equivalent stockholders is equal to net loss for all periods presented. The weighted average number of shares used in the calculation of EPS for the three and nine months ended September 30, 2002 and 2001 were 26,944,242 and 7,650,000, respectively. The weighted average number of shares for 2001 have been adjusted to reflect a one-for-two reverse stock split approved by the stockholders on December 19, 2001.

(8)
Supplemental Cash Flow Information

	Nine Months Ended September 30,
	2002	2001
	(in thousands)
Cash paid during the year for:
State income tax payments	$19	$38
Interest payments	166	229
(9)
Segment Reporting

  The Company was organized into two reporting segments: the Condor Interactive and the Enterprise Performance Solutions ("EPS") division. The financial information reported below for the nine months ended September 30, 2002 has been conformed to this divisional structure.

  The Interactive business unit includes product procurement, technical services, and commercial call center and help desk solutions. This unit provides a complete array of desktop systems maintenance and support services to its clients including network design, implementation and support, systems integration, business process performance management, network storage solutions, and hardware and software procurement. Included in the offerings for call center/help desk solutions are technology-based sales force automation, fulfillment support and customer service.

  The EPS division is a non-exclusive SAP Certified Business Solutions Provider for New Jersey, lower New York state, Eastern Pennsylvania and Connecticut, licensing the SAP software package to customers with annual revenue up to $500 million.

  The accounting policies of the reporting segments are the same as those described in Note 2. The Company evaluates the performance of its operating segments based on earnings before interest, income taxes, depreciation, amortization and impairment of long-lived assets ("EBITDA") (excluding the effects of intercompany transactions). The "Other" column includes corporate related items not allocated to the divisions. Summarized financial information concerning the Company's reportable segments is shown in the following tables (in thousands).

  For the nine months ended September 30, 2002:

	Interactive Division	EPS	Other	Consolidated
IT service revenues	$5,685	$1,947	$—	$7,632
Product revenues	9,296	2,385	—	11,681

Total revenues	$14,981	$4,332	$—	$19,313

EBITDA	$691	$(113)	$(2,527)	$(1,949)
Depreciation and amortization	149	58	—	207
Other	—	—	1,073	1,073

Income (loss) from operations	$542	$(171)	$(1,454)	$(1,083)

Total Assets	$5,574	$988	$9,542	$16,104

  For the nine months ended September 30, 2001:

	Interactive Division	EPS	Other	Consolidated
IT service revenues	$6,505	$11,668	$—	$18,173
Product revenues	12,351	2,304	—	14,655

Total revenues	$18,856	$13,972	$—	$32,828

EBITDA	$(476)	$(9,766)	$(3,968)	$(14,210)
Depreciation and amortization	683	348	1,592	2,623
Other	—	—	—	—

Income (loss) from operations	$(1,159)	$(10,114)	$(5,560)	$(16,833)

Total Assets	$20,940	$872	$38,676	$60,488

(10)
Commitments and Contingencies

  The Company failed to make the $400,000 principal payment due June 30, 2002 and the $800,000 principal payment due September 30, 2002, under its Credit Facility. The Lender Group has not waived this payment default and, accordingly, the Company reclassified $19.0 million from long-term to current liabilities in its consolidated balance sheet as of September 30, 2002.

  On August 30, 2002, the Company entered into a settlement agreement with Howard Schapiro, a creditor, pursuant to which the Company paid to him the amount of $300,000, in cash, in consideration for the cancellation of Company promissory notes held by him in the then outstanding principal amount of $623,000. Those notes arose from an earlier settlement with Mr. Schapiro in connection with the nonpayment of a contingent purchase liability associated with the sale by him of InVenture Group, Inc., a Founding Company. The final settlement resulted in an extraordinary gain of $470,000 in the period ended September 30, 2002.

  Under the purchase agreement for another Founding Company, Federal Computer Corporation (FCC), dated as of October 1, 1997, the Company agreed to pay to FCC's Stockholders an amount not to exceed $4,500,000 with respect to a contingent purchase liability, payable in 2000. The contingent purchase liability amount was to be paid 35% in cash and 65% in shares of the Company's Common Stock. The Company's financial condition did not permit the payment of the cash portion of the contingent purchase liability, in the amount of $1,575,000. A settlement of that obligation resulted in the issuance of promissory notes in the aggregate amount of $1,375,000. The last payment on such notes was made in November 2002.

  On August 11, 1999, the Company entered into a severance agreement with John F. McCabe, our Vice President, General Counsel and Secretary, providing for a severance benefit in the event Mr. McCabe's employment terminates, voluntarily or involuntarily, following a change of control of the Company or a termination for good reason, equal to three years of his base salary, or $525,000, in a lump sum payment. The issuance of shares to our senior lenders in connection with the debt restructuring approved by stockholders in December 2001, resulted in such a change of control. On September 1, 2002, the Company entered into an Addendum to the severance agreement with Mr. McCabe that provides, in lieu of the foregoing benefit, for the payment of $200,000 to Mr. McCabe; his continued employment with the Company for a period of two years at a salary rate of $140,000 per year for the first year and $75,000 per year for the second year from September 1, 2002; the payment to him upon the termination of his employment of $210,000 less the aggregate amount of all base salary compensation received by him from September 1, 2002, through the date of his termination; and an incentive bonus of twenty percent (20%) of amounts collected by the Company from sources other than from the sale of the operating assets of the Divisions.

(11)
Subsequent Events

  On October 7, 2002, the Board of Directors of the Company approved the Plan of Complete Liquidation, and Dissolution of the Company (the "Plan of Liquidation"), subject to approval of a majority of the stockholders of the Company. Certain of the Company's bank lenders, Wachovia Bank, National Association and Citizens Financial Group, Inc. and Marbury Manor, LLC, as holders of a majority of the outstanding shares of Common Stock entitled to vote (approximately 59%), have executed written consents under Section 228 of the DGCL approving the Plan of Liquidation effective October 30, 2002. In accordance with the Plan of Liquidation, the Company intends to prepare and send to stockholders of the Company, as soon as practicable, an Information Statement, describing the Plan of Liquidation and its adoption by the Company.

  The Company is planning the potential sale of its current business operations, consisting of the Infrastructure Services Division, located primarily in Langhorne, Pennsylvania, and the Enterprise Resource Software Reseller Division, located in Iselin, New Jersey, as going concerns, and otherwise shall not engage in any business activities except to the extent necessary to preserve the value of its assets, wind up its business affairs, and distribute its assets in accordance with the Plan of Liquidation. The Company expects to complete these sales by December 31, 2002. As a result of the size of the Registrant's debt obligations to its lender group under the Registrant's credit facility and the Registrant's projections of the amounts it is likely to receive for its remaining business units, if and when such units are sold, no funds generated by the liquidation of the Registrant's remaining assets will be available for distribution to stockholders.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion is qualified in its entirety by reference to and should be read in conjunction with the Annual Report on Form 10-K of the Company for its fiscal year ended December 31, 2001 (the "Form 10-K"). A number of statements in this Quarterly Report on Form 10-Q address activities, events or developments which the Company anticipates may occur in the future. For a discussion of important factors, which could cause actual results to differ materially from the forward-looking statements, see "Special Note Regarding Forward Looking Statements."

Introduction

        On August 15, 2002, the stockholders at a Special meeting of Stockholders approved the sale of substantially all of the assets of the Company and certain of its wholly-owned subsidiaries (Louden Associates, Inc. ("LAI"), InVenture Group, Inc., MIS Technologies, Inc. and Federal Computer Corporation, to CACI International Inc ("CACI") and CACI, INC.-FEDERAL ("CACI-Federal"), a wholly-owned subsidiary of CACI (the "CACI Transaction"). The sale was consummated the same day.

        On October 7, 2002, the Board of Directors approved the adoption of a Plan of Complete Liquidation and Dissolution of the Company (the "Plan of Liquidation"), subject to the approval of a majority of the stockholders of the Company. Effective October 30, 2002, stockholders representing approximatly fifty nine percent (59%) of the outstanding Common Stock of the Company, par value $.01 per share, approved the Plan of Liquidation. A copy of the Plan of Liquidation is attached to this filing. In accordance with the Plan of Liquidation, the Company intends to prepare and send to stockholders of the Company as soon as practicable an Information Statement, describing the Plan of Liquidation and its adoption by the Company.

        The Company is planning the potential sale of its current business operations, consisting of the Infrastructure Services Division, located primarily in Langhorne, Pennsylvania, and the Enterprise Resource Software Reseller Division, located in Iselin, New Jersey, as going concerns, and otherwise shall not engage in any business activities except to the extent necessary to preserve the value of its assets, wind up its business affairs, and distribute its assets in accordance with the Plan of Liquidation. The Company expects to complete these sales by December 31, 2002. As a result of the size of the Company's debt obligations to its Lender Group under the Company's credit facility and the Company's projections of the amounts it is likely to receive for its remaining business units, if and when such units are sold, no funds generated by the liquidation of the Company's remaining assets will be available for distribution to stockholders.

        The Company earns revenues from providing IT services and the sale of hardware and software products. IT services are comprised of a full range of marketing communications services, Web development, business intelligence, call centers and help desk services, technology services, and enterprise service planning (ESP) software licensing. The Company recognizes IT service revenues on time and materials type contracts based on time charged, whereby revenues are recognized as costs are incurred at agreed-upon billing rates. For projects billed on a fixed-price basis, revenue is recognized using the percentage of completion method. Percentage of completion is determined using total costs, primarily labor, as a cost input measure. For the nine months ended September 30, 2002, the Company had IT service revenue of approximately $7.6 million, or 39.5% of consolidated total revenue.

        Revenues from hardware procurement and the sale of software are recognized at the later of shipment or acceptance of the equipment. When installation services are an integral component of hardware procurement, revenue is recognized at the customer's acceptance of the equipment. Revenues from license fees on software are recognized when a non-cancelable license agreement has been signed, the product has been delivered, collection is probable and all significant obligations relating to the license have been satisfied. The post contract customer support fees are recorded as deferred revenue and recognized ratably over the support service period in IT service revenue. Training and consulting services are not essential to the Company's software products and are priced separately. IT service revenue is recorded as services are performed.

        Cost of revenues includes the provision of services and material directly related to the revenues, costs of acquisition of hardware and software resold to clients, subcontracted labor or other outside services and other direct costs associated with revenues, as well as an allocation of certain indirect costs.

        Selling, general and administrative costs include salaries, benefits, commissions payable to the Company's sales and marketing personnel, recruiting, finance and other general and administrative costs.

        The following comparisons have been made on a continuing operations basis.

Unaudited Consolidated Results of Operations for the three months ended September 30, 2002 and 2001

        The following table sets forth certain selected financial data for the Company and as a percentage of revenues for the periods indicated:

	Three Months Ended September 30,
	2002		2001
	(in thousands, except percentages)
IT service revenues	$4,459	54.4%	$3,663	43.1%
Product revenues	3,742	45.6%	4,840	56.9%

Total revenues	8,201	100.0%	8,503	100.0%

Cost of IT services	3,610	81.0%	2,301	62.9%
Cost of products	3,222	86.1%	3,811	78.7%

Total cost of revenues	6,832	83.3%	6,112	71.9%

Gross profit	1,369	16.7%	2,391	28.1%
Selling, general and administrative expenses	1,949	23.8%	3,592	42.2%

Income (loss) before depreciation, amortization, and other non-recurring charges	(580)	(7.1)%	(1,201)	(14.1)%
Depreciation and amortization	58	0.7%	746	8.8%
Gain/(loss) on sale of subsidiary	—	0.0%	(452)	(5.3)%
Other costs	(225)	(2.8)%	427	5.0%

Income (loss) from operations	(413)	(5.0)%	(1,922)	(22.6)%
Interest and other expense, net	(101)	(1.2)%	(56)	(0.7)%

Income (loss) before income taxes, accounting change, extraordinary item, and discontinued operations	$(514)	(6.3)%	$(1,978)	(23.3)%

        Revenues.    Revenue decreased $0.3 million or 3.6% from $8.5 million for the three months ended September 30, 2001 to $8.2 million for the three months ended September 30, 2002. The decrease is partially the result of the sale of the consulting portion of the EPS division on August 26, 2001. IT service revenue increased approximately $0.8 million, or 21.7%, and product revenue decreased $1.1 million, or 22.7%. The increase in service revenue is the result of project work related to the rollout of laptops for a major customer in the third quarter of 2002. The decline in product revenue is the result of the Company's inability to fund product sales, via increased inventory, due to constraints on the Company's credit line.

        Cost of Revenues.    Cost of revenues increased $0.7 million or 11.8% from $6.1 million for the three months ended September 30, 2001 to $6.8 million for the three months ended September 30, 2002. This increase is primarily the result of the acquisition cost of products for resale. Cost of revenues as a percentage of revenues increased from 71.9% of revenues for the three months ended September 30, 2001 to 83.3% for the three months ended September 30, 2002. This increase is partially the result of a change in the mix of product sold, resulting in lower margins, as well as the economic downturn and unstable market conditions also contributed to an overall decline.

        Selling, general and administrative expenses.    Selling, general and administrative expenses decreased $1.6 million, or 45.7%, from $3.6 million to $2.0 million for the three months ended September 30, 2001 and 2002, respectively. This decrease is partially the result of the sale of the consulting portion of the EPS division as of August 26, 2001, as well as the effect of cost reduction programs initiated by the Company since 2001. Cost reduction plans implemented included closing several local offices, termination of underutilized employees and the consolidation of accounting and administrative functions. Selling, general and administrative costs decreased from 42.4% of revenues to 23.8% of revenues for the three months ended September 30, 2001 and 2002, respectively. This decrease is primarily the result of the sale of the consulting portion of the EPS division on August 26, 2001.

        Depreciation and amortization.    Depreciation and amortization decreased $688,000 or 92.2%, from $746,000 for the three months ended September 30, 2001 to $58,000 for the three months ended September 30, 2002. The decrease is primarily attributable to the adoptions of SFAS No. 142, "Goodwill and Other Intangibles", which eliminated recurring amortization of goodwill effective January 1, 2002.

        Interest and other expense, net.    Interest and other expense increased $45,000 or 80.4%, from $56,000 to $101,000 for the three months ended September 30, 2001 and 2002, respectively. The increase occurred primarily due to an increase in the Company's credit facility with certain suppliers.

Unaudited Consolidated Results of Operations for the nine months ended September 30, 2002 and 2001

        The following table sets forth certain selected financial data for the Company and as a percentage of revenues for the periods indicated:

	Nine months Ended September 30,
	2002		2001
	(in thousands, except percentages)
IT service revenues	$7,632	39.5%	$18,173	55.4%
Product revenues	11,681	60.5%	14,655	44.6

Total revenues	19,313	100.0%	32,828	100.0%

Cost of IT services	5,315	69.6%	9,204	50.6%
Cost of products	10,037	85.9%	13,264	90.5%

Total cost of revenues	15,352	79.5%	22,468	68.4%

Gross profit	3,961	20.5%	10,360	31.5%
Selling, general and administrative expenses	5,910	30.6%	15,081	45.9%

Income (loss) before depreciation, amortization, and other non-recurring charges	(1,949)	(10.1)%	(4,721)	(14.4)%
Depreciation and amortization	207	1.1%	2,623	8.0%
Impairment of long-lived assets	—	0.0%	9,400	28.6%
Gain/(loss) on sale of subsidiary	(1,072)	(5.6)%	(548)	(1.7)%
Other costs	(1)	0.0%	637	2.0%

Income (loss) from operations	(1,083)	(5.6)%	(16,833)	(51.3)%
Interest and other expense, net	(192)	(1.0)%	(1,682)	(5.1)%

Income (loss) before income taxes, accounting change, extraordinary item, and discontinued operations	$(1,275)	(6.6)%	$(18,515)	(56.4)%

        Revenues.    Revenue decreased $13.5 million or 41.2%, from $32.8 million for the nine months ended September 30, 2001 to $19.3 million for the nine months ended September 30, 2002. The decrease is partially the result of the consulting portion of the EPS division on August 26, 2001. IT service revenue decreased approximately $10.5 million, or 58.0%, and product revenue decreased $3.0 million, or 20.3%. The decrease in service revenue is primarily the result of the sale of the consulting portion of the division on August 26, 2001. The decline in product revenue is the result of the Company's inability to fund product sales, via increased inventory, due to constraints on the floor-plan line.

        Cost of Revenues.    Cost of revenues decreased $7.1 million or 31.7% from $22.5 million for the nine months ended September 30, 2001 to $15.4 million for the nine months ended September 30, 2002. This decrease is primarily attributable to the revenue decline discussed above. Cost of revenues as a percentage of revenues increased from 68.4% of revenues for the nine months ended September 30, 2002 to 79.5% for the nine months ended September 30, 2001. This increase is partially the result of a change in the mix of product sold resulting in lower margins. The increase was partially offset by the reduction-in-force and sale of the consulting portion of the EPS division a substantial number of technical employees who were not billable to customers and therefore were reducing the Company's gross margin.

        Selling, general and administrative expenses.    Selling, general and administrative expenses decreased $9.2 million or 60.8%, from $15.1 million to $5.9 million for the nine months ended September 30, 2001 and 2002, respectively. Selling, general and administrative costs decreased from 45.9% of revenues to 30.6% of revenues for the nine months ended September 30, 2001 and 2002, respectively. This decrease is partially the result of the sale of the consulting portion of the EPS division as of August 26, 2001. Cost reduction plans implemented included closing several local offices, termination of underutilized employees and the consolidation of accounting and administrative functions.

        Depreciation and amortization.    Depreciation and amortization decreased $2.4 million or 92.1%, from $2.6 million for the nine months ended September 30, 2001 to $0.2 for the nine months ended September 30, 2002. The decrease is primarily attributable to the adoption of SFAS No. 142, "Goodwill and Other Intangibles", which eliminated recurring amortization of goodwill effective January 1, 2002.

        Impairment of long-lived assets    Based upon the adoption of SFAS No. 142, discussed above, the Company reviewed its goodwill for impairment. The total charge of $17.5 million was for the write-down of goodwill, and is reflected as a cumulative effect of an accounting change on the consolidated statements of operations, in accordance with SFAS No. 142. As a result, in the second quarter of 2002 the Company recorded a $3.6 million charge for the GSD division and $13.9 million for the Systems Service Division ("SSD") for impairment of long-lived assets. The evaluation was based on a firm sales contract and fair value of the remaining business based on an expression of interest from potential purchasers. The Company recorded an impairment charge of $9.4 million in the period ended September 30, 2001, based on future undiscounted cash flows plus net fair value at the time of the disposition.

        Interest and other expense, net.    Interest and other expense decreased $1.5 million or 88.6%, from $1.7 million to $0.2 million for the nine months ended September 30, 2000 and 2001, respectively. The decrease occurred primarily due to the restructuring of the Credit Facility effective April 1, 2001. In accordance with SFAS No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructurings", the Company did not record interest expense under its new credit agreement, which was effective April 1, 2001. All future interest payments are considered with the total future payments under the reduced debt balance.

Liquidity and Capital Resources

        The Company's principal sources of liquidity are the cash flows of its operating divisions and cash available from its credit facilities. At September 30, 2002, the Company had $3.2 million in cash and cash equivalents and $24.7 million of indebtedness outstanding.

        Effective April 1, 2001, the Company and the Lender Group reached agreement in principle to a restructuring of the Company's credit facility (the "Credit Agreement"). The Company and the Lender Group finalized this Credit Agreement on August 24, 2001. Under the Credit Agreement, the restructuring included a four-year Credit Agreement, consisting of four promissory notes. Note A is a $15 million note bearing interest at the Prime rate plus 0.5%. Quarterly principal payments of $250,000 began on September 30, 2001, increased to $400,000 per quarter on March 31, 2002 and will increase to $525,000 per quarter on March 31, 2003 with a balloon payment on March 31, 2005. In addition, Note A allows for amortization payments made by the Company to be available as a revolving Credit Agreement up to $500,000. Note B is a $12 million note which is interest free until February 28, 2003 at which time interest will accrue at a rate of 15% with the first interest payment due on April 1, 2003. A balloon payment of $12 million is due on Note B on March 31, 2005. Note C represents a continuation of a $5 million letter of credit for trade suppliers, which expires March 31, 2005. Note D represented the remaining principal balance plus accrued interest through April 1, 2001 under the previous Credit Agreement, or approximately $12.1 million, as a note due January 2, 2002. In accordance with the terms of the agreement, Note D was cancelled upon approval of stockholders on

December 19, 2001, of a restructuring of the Company and the issuance of approximately 55% of the Common Stock of the Company to a trust established by the Lender Group.

        Effective March 29, 2002, the Company and the Lender Group reached agreement to amend the Credit Agreement that allowed for the $400,000 principal payment that was due on March 31, 2002 to be delayed until September 30, 2002. On April 11, 2002, the Company paid $1 million of principal on Note A in accordance with the settlement of the contingent purchase price on the sale of the assets of Interactive Software Systems Incorporated. The Company failed to make the $400,000 principal payment due to the Lender Group on June 30, 2002 and the $800,000 principal payment due September 30, 2002 to the Lender Group. The Company reduced the bank debt by $8.5 million in August 2002 with the proceeds of the CACI Transaction. As a result of the continuing payment default, the Company reclassified $19.0 million from long-term debt to current liabilities at September 30, 2002.

        The Company is preparing for the potential sale of its remaining business operations, consisting of the Infrastructure Services Division, located primarily in Langhorne, Pennsylvania, and the Enterprise Resource Software Reseller Division, located in Iselin, New Jersey, as going concerns. The Company is otherwise not engaged in any business activities except to the extent necessary to preserve the value of its assets, wind up its business affairs, and distribute its assets in accordance with the Plan of Liquidation. After substantially all of the Company's assets and going businesses have been sold, the Company shall file a Certificate of Dissolution with the State of Delaware. In light of the size of the Company's outstanding debt obligations and the amount expected from the sale of its remaining business units, if and when such units are sold, no funds generated by the liquidation of the Company's remaining assets will be available for distribution to the stockholders. The Company experienced improved cash flow during 2001 as a result of reduced operating losses due to the sale of an unprofitable subsidiary, a reduction of selling, general and administrative expenses and aggressive accounts receivable collection efforts. The Company's cash flow in the first nine months of 2002 remained stable as the Company utilized internally generated funds to meet scheduled payments to its creditors.

        Net cash used in operating activities was $0.1 million for the nine months ended September 30, 2002. Net cash provided by investing activities was $11.9 million for the nine months ended September 30, 2002, which primarily resulted from the sale of subsidiaries.

        Net cash used in financing activities was $12.4 million for the nine months ended September 30, 2002, which is comprised of debt repayments to its creditors in accordance with the Credit Agreement and to earn-out credit holders.

Contractual Obligations and Commercial Commitments

        The Company's commitments on an annual basis through September 30, 2005 are comprised of the following at September 30, 2002 (in thousands):

	September 30, 2003	September 30, 2004	September 30, 2005	Total
Credit Facility(a)	$22,244	$—	$—	$22,244
Earn-out creditors(a)	668	1,813	—	2,481
Operating Leases	92	92	32	216
Other	—	—	—	—

Total	$23,004	$1,905	$32	$24,941

(a)
Payments on Credit Facility and to Earn-out creditors include estimated interest due as required by SFAS 15.

Critical Accounting Policies

        The Company's significant accounting policies are more fully described in Note 2. (Summary of Significant Accounting Policies), in the Company's most recently filed Form 10-K. The preparation of financial statements in conformity with accounting principles generally accepted within the United States requires management to make estimates and assumptions in certain circumstances that affect amounts reported in the accompanying financial statements and related notes. In preparing these financial statements, management has made its best estimates and judgments of certain amounts included in the financial statements, giving due consideration to materiality. The Company does not believe there is a great likelihood that materially different amounts would be reported related to the accounting policies described below; however, application of these accounting policies involves the exercise of judgment and the use of assumptions as to future uncertainties and, as a result, actual results could differ from these estimates.

        The Company provides an allowance for uncollectible accounts receivable based on experience. The Company considers the following factors in developing an estimate of its allowance for uncollectible accounts receivable: the payment history of the customer, the specific reason for non-payment (i.e. a dispute versus a cash flow issue) and the overall economic environment. Although it is reasonably possible that management's estimate for uncollectible accounts could change in the near future, management is not aware of any events that would result in a change to its estimate which would be material to the Company's financial position or results of operations. At September 30, 2002 and December 31, 2001, the Company had an allowance for doubtful accounts of approximately $0.9 and $1.0 million, respectively.

        Goodwill represents the excess of consideration over the net assets acquired resulting from acquisitions of companies accounted for by the purchase method. At each balance sheet date, management evaluates the recoverability of the goodwill based on the undiscounted cash flow projections of each business acquired. The Company will review goodwill and other long-lived assets for impairment when one or more of the following events have occurred:

  a.
  Current or immediate (future twelve months) short-term projected cash flows are significantly less than the most recent historical cash flows.

  b.
  Loss of or scheduled completion of a major positive cash flow generating contract in the next nine months without the realistic expectation of sufficient contract replacement within six-to-nine months.

  c.
  A significant, extraordinary loss of billable professionals without the realistic expectation of an in-kind replacement within three months.

  d.
  The unplanned departure of a key employee who is critical to large customer relationship(s) and/or development and maintenance of existing technology.

  e.
  A significant adverse change in legal factors or in the business climate that could affect the value of the goodwill or other long-lived assets or an adverse action or assessment by a regulator.

  f.
  Significant adverse changes in technology that could affect the Company's ability to win contracts or result in termination of existing contracts.

        During the second quarter of 2002, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets", which was issued in June 2001. Under SFAS No. 142, goodwill and other intangible assets with indefinite lives are no longer amortized, but reviewed at least annually for impairment. A two-step impairment test is used to first identify potential goodwill impairment and then measure the amount of goodwill impairment loss, if any. SFAS No. 142 is effective for the Company beginning in 2002, and is required to be applied as of January 1,

2002. Impairment losses that arise due to the initial application of SFAS No. 142 will be reported as a cumulative effect of a change in accounting principle. The first step of the goodwill impairment test, which must be completed in the first half of 2002, will identify potential goodwill impairment. The second step of the goodwill impairment test, which must be completed prior to the issuance of the financial statements for the year ended December 31, 2002, will measure the amount of goodwill impairment loss, if any.

        As a result, in the second quarter of 2002 the Company recorded a $3.6 million charge for the GSD division and $13.9 million for the Systems Service Division ("SSD") for impairment of long-lived assets. The evaluation was based on a firm sales contract and fair value of the remaining business based on an expression of interest from potential purchasers. As required by SFAS 142, the charge was reflected as the effect of an accounting change in the consolidated statement of operations.

Special Note Regarding Forward Looking Statements

        Statements in this Form 10-Q based on current expectations that are not strictly historical statements, such as the Company's or management's intentions, hopes, beliefs, expectations, strategies, or predictions, are forward-looking statements. Such statements, or any other variation thereof regarding the Company's future activities or other future events or conditions within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, are intended to be covered by the safe harbors for forward-looking statements created thereby. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the ability of the Company to sell other business segments as going concerns, in accordance with the Liquidation Plan, the sufficiency of the Company's working capital and the ability of the Company to retain management and to implement its focused business strategy, to leverage consulting services, secure full-service contracts, to expand client relationships, and successfully defend itself in ongoing and future litigation.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        Market Risk.    The Company is exposed to market risk from adverse changes in interest rates.

        Interest Rate Risks.    The Company is exposed to risk from changes in interest rates as a result of its borrowing activities. At September 30, 2002, the Company had total debt of $24.7 million of which $22.2 million represents borrowings on its Credit Agreement and $2.5 million represents indebtedness to earn-out creditors, both of which are at a variable interest rate. Interest on the Company's borrowings is directly affected by changes in the prime interest rate and therefore fluctuations in interest rates may have a material impact on the Company's financial results.

ITEM 4. CONTROLS AND PROCEDURES

        Pursuant to Rule 13a-15 of the Exchange Act, the Company was required to conduct an evaluation of the effectiveness of the design and operation of the Company's disclosure controls and procedures. This evaluation was carried out under the supervision of the Company's management, including J. L. Huitt, Jr., the Company's President and Chief Executive Officer, and Michael J. Jones, the corporate controller. Based on the current size of the Company, management believes proper internal controls exist which are sufficient to ensure all material transactions are properly authorized, recorded, and reported in the Company's periodic reports filed with the Securities and Exchange Commission. In addition, there are safeguards in place to guarantee the proper and authorized efficient use of the Company's assets. There have been no significant changes in the Company's internal controls or in other factors that could significantly affect these controls subsequent to the date of the evaluation and there were no required corrective actions with regard to significant deficiencies or material weaknesses of these controls. Furthermore, management currently believes that these controls and procedures should remain adequate during the entire execution phase of the Company's Plan of Liquidation.

        Proper disclosure of material transactions is maintained through open and frequent communications between the accounting staff, the management team, and the Board of Directors. This includes but is not limited to executive meetings, daily and weekly management reports, and financial statements, which are made available to senior management and the Board of Directors, on a regular basis.

PART II. OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

        On October 28, 2002, the Company received a notice in connection with the bankruptcy proceeding of a former client, Streamline.com, Inc., in the U.S. Bankruptcy Court for the Eastern District of Massachusetts. The Trustee appointed in Streamline.com, Inc.'s Chapter 7 bankruptcy proceeding has filed a Complaint against the Company seeking to avoid, as preferential, certain payments to the Company by Streamline.com, Inc. alleged to be in the amount of $393,320 and alleged to have been made within ninety days prior to the filing of Streamline.com, Inc.'s voluntary bankruptcy petition on December 27, 2000, and to recover such moneys on behalf of the bankrupt's estate. The Company has defenses against any such claim and intends to vigorously defend against such claim. The Company is a party to certain other legal proceedings and disputes related to the Company's day-to-day business operations representing contingent claims against the Company, none of which, in the opinion of management, are material to the financial position or results of operations of the Company.

ITEM 2. CHANGES IN SECURITIES AND USE OF PROCEEDS

        Not applicable.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES

        The Company failed to make the $400,000 principal payment due June 30, 2002 and the $800,000 principal payment due September 30, 2002 to the Lender Group under its Credit Facility. The Lender Group has not waived this payment default and, accordingly, the Company reclassified $19.0 million from long-term to current liabilities in its consolidated balance sheet as of September 30, 2002.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

        On August 15, 2002, the Stockholders at a Special Meeting of Stockholders approved an Asset Purchase Agreement to sell substantially all of the assets of the Company and certain of its wholly-owned subsidiaries (Louden Associates, Inc. ("LAI"), InVenture Group, Inc., MIS Technologies, Inc. and Federal Computer Corporation, to CACI International Inc ("CACI") and CACI, INC.-FEDERAL ("CACI-Federal"), a wholly-owned subsidiary of CACI (the "CACI Transaction"), for a purchase price of $16,000,000.

        In October 2002, the Company submitted to stockholders holding a majority of the shares of Common Stock, par value $.01 per share, a proposed Plan of Liquidation. Effective October 30, 2002, stockholders representing approximately fifty nine percent (59%) of the outstanding Common Stock of the Company approved the Plan of Liquidation.

ITEM 5. OTHER INFORMATION

        Not applicable.

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K

  (a)
  Exhibits:

    Exhibit: 10.1
    Second Addendum to Executive Management Severance Agreement and Conversion to Executive Retention Agreement dated September 1, 2002, between the Company and John F. McCabe

    Exhibit: 99
    Certification Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Acct of 2002

  (b)
  Reports on Form 8-K:

            Report on Form 8-K was filed on September 3, 2002, regarding the Company's sale of certain assets to CACI International and the resignation of two directors from the board of directors.

            Report on Form 8-K was filed on November 7, 2002, regarding the adoption of the Plan of Complete Liquidation and Dissolution.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CONDOR TECHNOLOGY SOLUTIONS, INC.
Date November 14, 2002	By:	/s/ J. L. HUITT, JR. J. L. Huitt, Jr. President and Chief Executive Officer (Principal Executive Officer)

Certification

I, J. L. Huitt, Jr., certify that:

1.
I have reviewed this quarterly report on Form 10-Q of Condor Technology Solutions, Inc.

2.
Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

3.
Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

4.
The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

a)
designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

b)
evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this quarterly report (the "Evaluation Date"); and

c)
presented in this quarterly report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5.
The registrant's other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent function):

a)
all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

b)
any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

6.
The registrant's other certifying officers and I have indicated in this quarterly report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date: November 14, 2002

/s/ J. L. HUITT, JR. J. L. Huitt, Jr. President and Chief Executive Officer (Principal Executive Officer)

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TABLE OF CONTENTS
INFORMATION STATEMENT
FORWARD-LOOKING STATEMENTS
SUMMARY SHEET
THE STOCKHOLDER CONSENT
INFORMATION ABOUT THE COMPANY
PLAN OF LIQUIDATION
PRINCIPAL STOCKHOLDERS
WHERE YOU CAN FIND MORE INFORMATION
  Exhibit A
PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION OF CONDOR TECHNOLOGY SOLUTIONS, INC.
  Exhibit B
CONDOR TECHNOLOGY SOLUTIONS, INC. INDEX TO FORM 10-Q
CONDOR TECHNOLOGY SOLUTIONS, INC. CONSOLIDATED BALANCE SHEETS (in thousands, except share data)
CONDOR TECHNOLOGY SOLUTIONS, INC CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data)
CONDOR TECHNOLOGY SOLUTIONS, INC. CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (in thousands)
CONDOR TECHNOLOGY SOLUTIONS, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
  ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
  ITEM 4. CONTROLS AND PROCEDURES
  PART II. OTHER INFORMATION
  ITEM 1. LEGAL PROCEEDINGS
  ITEM 2. CHANGES IN SECURITIES AND USE OF PROCEEDS
  ITEM 3. DEFAULTS UPON SENIOR SECURITIES
  ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS
  ITEM 5. OTHER INFORMATION
  ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K
SIGNATURE
Certification